UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 12, 2009

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04      Triggering Events That Accelerate or Increase a Direct Financing Obligation.

On May 8, 2009 (but as of May 1, 2009), Aurora Oil & Gas Corporation (the “Company”) and certain subsidiaries, as guarantors, entered into a forbearance and tolling agreement (the “Forbearance and Tolling Agreement”) with BNP Paribas (“BNP”) and the lenders under the Senior Secured Credit Facility and D.E. Shaw Laminar Portfolios, LLC (“Laminar”) and the lenders under the Second Lien Term Loan.  On June 12, 2009, the Company entered into a First Amendment to the Forbearance and Tolling Agreement (“First Amendment Agreement”).

In accordance with the First Amendment Agreement, the expiration date of the Forbearance and Tolling Agreement was extended to July 15, 2009 from June 15, 2009.  In addition, the First Amendment Agreement added an agreement by the Company that the lenders may consult with Opportune LLP subject to certain terms and conditions regarding the timing and scope of such consultation.  The First Amendment Agreement also granted the Company the ability to add the second quarter 2009 interest payment due under the Second Lien Term Loan to the debt balance as opposed to submitting a cash payment.

As part of a February 12, 2009 Forbearance Agreement, the Company executed additional mortgages and other security instruments which gave the lenders liens on 100% of all oil and gas properties, promissory notes, all significant overriding royalties, and all significant farmout agreements (collectively “Additional Collateral Transfers”).  The First Amendment Agreement extended the period of time that the Company can assert that the Additional Collateral Transfers were preferential transfers under Section 547 of the United States Bankruptcy Code until and including July 15, 2009.

The First Amendment Agreement also added additional events that would terminate the Forbearance and Tolling Agreement which are as follows:  (i) the failure by the Company to agree to a finalized term sheet with BNP, Laminar and the lenders under the Senior Secured Credit Facility and the Second Lien Term Loan on or before the later of the day that is 13 calendar days after the Company has received the initial draft of the term sheet, and June 30, 2009, wherein the terms and conditions of the proposed restructuring of the Company and/or the Company’s assets are in form and substance satisfactory to BNP, Laminar and at least two-thirds in amount of outstanding principal of each of the Senior Secured Credit Facility lenders and the Second Lien Term Loan lenders, and (ii) the failure by the Company to grant BNP and Laminar access to Opportune LLP subject to certain terms and conditions.

Item 5.02      Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2009 the Company entered into an agreement with Huron Consulting Group (“Huron”) located in Dallas, Texas appointing Sanford Edlein to serve as the Company’s Chief Restructuring Officer.  Mr. Edlein has served as a Managing Director of Huron since January 2007.   In January 2007 Huron acquired Glass & Associates, Inc., a leading turnaround and restructuring firm, which Mr. Edlein served as a Principal since 1999.  Mr. Edlein has over 35 years of related experience serving in various capacities for both public and privately owned companies.

The agreement with Huron established an hourly rate of $525 for Mr. Edlein.  Additional consultants from Huron may be required and will be charged at various hourly rates depending on their level of expertise and position within Huron.  The Company was required to pay Huron a $100,000 retainer as part of the agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.23
First Amendment to Forbearance and Tolling Agreement dated June 12, 2009, among Aurora Oil & Gas Corporation, as Borrower, BNP Paribas, as Administrative Agent for the Senior Secured Credit Facility Lenders, the Senior Secured Credit Facility Lenders, D.E. Shaw Laminar Portfolios, LLC, as Administrative Agent for the Second Lien Term Loan Lenders, and the Second Lien Term Loan Lenders.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: June 18, 2009	/s/ William W. Deneau
By: William W. Deneau
Its: Chief Executive Officer